Exhibit 10.4

May 23, 2005

Mr. Thomas S. McHugh

939 Castle Pines Drive

Ballwin, MO 63012

Dear Tom:

This is to confirm your resignation, effective as of June 30, 2005, from your employment with Huttig Building Products, Inc. (the “Company”) as its Vice President – Chief Financial Officer, from all positions as an employee, officer and director of any direct or indirect subsidiary of the company and from all capacities as member of the plan administration committee or trustee of any of the Company’s or its unions’ benefit plans. In accordance with our prior discussions, you will be entitled to the following (subject to all applicable tax withholdings):

(a)	You will be entitled to receive payment in full promptly after the date of this letter of (i) any accrued but unpaid salary and payment for any accrued vacation, (ii) reimbursement for any previously unreimbursed Company-related business expenses (subject to presentation of adequate supporting documentation therefor and compliance with other Company policies regarding expense reimbursement), and (iii) the entire balance of your EVA bank account under the Company’s EVA Incentive Compensation Plan, as of December 31, 2004, after crediting the bonus paid subsequent to December 31, 2004, and accruing interest through June 30, 2005, on the remaining unpaid balance.

(b)	During the period beginning on the date of this letter and ending June 30, 2006 (the “Severance Period”), you will be entitled to receive severance pay in the form of salary continuation, at a rate equal to your current rate of base salary, payable in accordance with the Company’s regular payroll practices. In addition, you will be entitled to continue to participate in the Company’s health, life and disability insurance plans, and the Company will pay the portion of the plan costs that the Company would pay if you continued to be an active employee, until the earliest of (i) the expiration of the Severance Period or (ii) the date you commence other employment.

(c)

Except as provided in (a) above, or as may otherwise be approved by the Management Organization and Compensation Committee (the “Committee”) or the Board of Directors of the Company, all of your compensation and benefits, to the extent accrued and vested through but not after the date of this letter, under the Company’s benefit plans and programs shall be paid to you in accordance with the terms of such plans and programs. Without limiting the generality of the foregoing, (i) subject to the approval of the Committee, your vested stock options will expire one year after the date of this letter, and otherwise in accordance with the terms of the 1999 Stock Incentive Plan and the Amended and Restated 2001 Stock Incentive Plan; provided, however, that the Company will seek the approval of the Committee of the vesting of shares of restricted stock and stock options that were not vested as of the date of this letter; and (ii) you will be entitled to continued use of a company car, cell phone and laptop computer until the earliest of (A) the expiration of the Severance Period, (B) the date you commence other

Mr. Thomas S. McHugh

May 23, 2005

employment or (C) your relocation from the St. Louis, Missouri area, at which time your right to use such property shall terminate and you will be responsible for returning such property to the Company.

(d)	It is expressly understood, acknowledged and agreed that all compensation described in paragraphs (b) and (c) above shall be subject to the duty to use your reasonable efforts to mitigate damages by seeking other employment and shall be offset by any compensation which you receive from such other employment or which you could have received with reasonable efforts. Upon employment you shall notify the Company of such and of the compensation terms related thereto.

In consideration for the payments and benefits that will be provided to you under this Agreement, on behalf of yourself and your dependents, heirs, administrators, representatives, trustees, beneficiaries, executors, successors, assigns and any other person or entity, you hereby unconditionally release and forever discharge the Company and its agents, officers, directors, employees, parents, attorneys, subsidiaries, divisions, affiliates, predecessors, successors and assigns, all their respective employee benefit plans and their administrators, trustees and other fiduciaries (severally and collectively called the “Released Parties”) from any and all manner of claims, demands, debts, rights, disputes, judgments, agreements, losses, costs, damages and liabilities of any kind whatsoever, in law or in equity, whether known or unknown, that you or any person or entity acting for you now has or hereafter may have against any of the Released Parties for any acts, circumstances, omissions, or events up to and including the date hereof, it being your intention to effect a general release of all claims. This general release includes, without in any way limiting the generality of the foregoing, all claims or causes of action arising out of or relating to your employment or termination of employment with the Company; and any claims arising from any alleged violation by any of the Released Parties of any federal, state or local statutes, ordinances, rules, Executive Orders or regulations, including, but not limited to, any of the following, as amended: Title VII of the Civil Rights Act of 1964, the Rehabilitation Act of 1973, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974, the Civil Rights Act of 1991, and the Age Discrimination in Employment Act, and every other source of legal rights and obligations which may be waived and/or released; provided, however that the foregoing release shall not adversely affect your rights under this letter.

You acknowledge that you have been given no less than twenty-one (21) days to consider this letter agreement, or that you have waived such period, before executing it. You further acknowledge that you may revoke this Agreement for a period of seven (7) days from the date you execute it (the “Revocation Period”), by notifying in writing Dianne E. Muccigrosso, Assistant General Counsel, Huttig Building Products, Inc., 555 Maryville University Drive, St. Louis, MO 63141. In the event you revoke this agreement during the Revocation Period, this agreement shall be null and void in its entirety and all of the Company’s obligations hereunder shall cease immediately.

Except as directed by the Board of Directors of the Company or as may be required by law, you shall keep confidential and shall not divulge to any other person or entity at any time any of the business secrets or other confidential information regarding the Company and its affiliates, except to the extent that such information has become public knowledge through no fault of yours. Consistent with the Company’s policy, you acknowledge that all papers, books and records of every kind and description relating to the business and affairs of the Company and its affiliates, whether or not prepared by you, other than your personal notes, shall remain the sole and exclusive property of the Company, and you shall return them to the Company promptly after the date of this letter.

You agree that you will not make, publish or disseminate any derogatory statements or comments, whether orally or in writing, about the Company or its officers or directors, or take any action that a reasonable person would expect, directly or indirectly, to impair the goodwill, business reputation or good name of any of them. The Company agrees that none of its officers or directors will make, publish, or disseminate any derogatory statements or comments, whether orally or in writing, about you, or take any action that a reasonable person would expect, directly or indirectly to impair your professional or personal reputation or good name.

Mr. Thomas S. McHugh

May 23, 2005

In addition, during the Severance Period, you will, if requested by the Company from time to time, cooperate with the Company and its representatives and answer questions with regard to the business, management and financial and accounting matters of the Company; provided, that the Company shall take reasonable measures to ensure that such obligations do not materially interfere with any employment opportunities or responsibilities you may have during such Severance Period. Notwithstanding the foregoing, the Company hereby acknowledges that any such cooperation you may provide hereunder will be personal in nature and not deemed to be the rendering of financial and accounting advice or any other form of consulting services to the Company or any of its representatives.

This agreement shall be governed by the laws of the State of Missouri, other than the conflict of laws provisions thereof.

This letter agreement constitutes the entire understanding of the parties with respect to its subject matter, supersedes all prior agreements and understandings with respect to such subject matter, and may be terminated or amended only by a writing signed by all of the parties to this Agreement.

HUTTIG BUILDING PRODUCTS, INC.,

By:	/s/ Michael A. Lupo
Michael A. Lupo
President and Chief Executive Officer

Agreed to and accepted by:

/s/ Thomas S. McHugh
Thomas S. McHugh